Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

When used herein, the terms the “Company”, “we,” “our,” and “us” refer to Xenetic Biosciences, Inc.

The following summary describes our capital stock and the material provisions of our articles of incorporation, as amended, and our amended and restated bylaws. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our articles of incorporation, as amended, and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.1 is a part.

DESCRIPTION OF CAPITAL STOCK

Our charter provides that we may issue up to 12,500,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share, 1,000,000 of which are designated as Series A Preferred Stock, 2,500,000 of which are designated as Series B Preferred Stock, and 6,500,000 of which shares of preferred stock are undesignated. As of December 31, 2019, there were outstanding: 6,065,441 shares of Common Stock, 970,000 shares of Series A Preferred Stock, 1,804,394 shares of Series B Preferred Stock. Under Nevada law, stockholders are not generally liable for our debts or obligations.

DESCRIPTION OF COMMON STOCK

Voting Rights

Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Our stockholders do not have cumulative voting rights in the election of directors. Holders of our Common Stock representing 50% of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our charter.

Dividends

Subject to the preferential rights of any other class or series of shares of stock created from time to time by our board of directors from time to time, the holders of shares of our Common Stock will be entitled to such cash dividends, non-cumulative, as may be declared from time to time by our board of directors from funds available therefore. We will not pay any dividends on shares of Common Stock (other than dividends in the form of Common Stock) unless and until such time as we pay dividends on our preferred stock on an as-converted basis.

1

Liquidation

Subject to the preferential rights of any other class or series of shares of stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to share ratably in the assets of the Company available for distribution to such holders.

Rights and Preferences

In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our Common Stock have no pre-emptive, conversion, subscription or other rights and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Exchange Listing

Our Common Stock is traded on the NASDAQ Capital Market under the trading symbol “XBIO.”

DESCRIPTION OF PURCHASE WARRANTS

The following summary of certain terms and provisions of warrants to purchase 2,300,000 shares of the Common Stock (the “Purchase Warrants”) is not complete and is subject to, and qualified in its entirety by the provisions of, the Purchase Warrants. For a complete description, you should refer to the form of Purchase Warrant, a copy of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.1 is a part.

Exercisability

The Purchase Warrants are exercisable beginning on the date of original issuance and at any time up to the date that is five years after their original issuance. The Purchase Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the Purchase Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the Purchase Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Purchase Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Purchase Warrant. In addition, the Purchase Warrant may be exercised on a cashless basis beginning 30 days from the pricing of the Purchase Warrant (“Cashless Date”) if the VWAP (as defined in the Purchase Warrant) of the Common Stock on any Trading Day (as defined in the Purchase Warrant) on or after the Cashless Date fails to exceed the exercise price in effect on such date (as may be subject to adjustment). The number of shares of Common Stock issuable in such cashless exercise shall equal the number of shares of Common Stock that would be issuable upon exercise of the Purchase Warrant in accordance with it terms if such exercise were by means of a cash exercise. No fractional shares of Common Stock will be issued in connection with the exercise of a Purchase Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

2

Exercise Limitation

A holder will not have the right to exercise any portion of the Purchase Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Purchase Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price

The Purchase Warrants will have an exercise price of $13.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the Purchase Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

The Purchase Warrants are traded on the NASDAQ Capital Market under the symbol “XBIOW.”

Fundamental Transactions

If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Purchase Warrants with the same effect as if such successor entity had been named in the Purchase Warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Purchase Warrant following such fundamental transaction.

Rights as a Stockholder

Except as otherwise provided in the Purchase Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Purchase Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Purchase Warrant.

3

ANTI-TAKEOVER EFFECTS

Certain provisions of the Company’s articles of incorporation, as amended, the Company’s amended and restated bylaws, and the Nevada Revised Statutes (the “NRS”) may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

The NRS permits, if authorized by the Company’s articles of incorporation, as amended, the issuance of blank check preferred stock with preferences, limitations and relative rights determined by a corporation’s board of directors without stockholder approval.

The Company’s articles of incorporation, as amended, currently authorizes the issuance of blank check preferred stock, of which 6,500,000 preferred shares are available for future issuance in one or more series to be issued from time to time.

The Company has opted out of NRS 78.411 to 78.444, which prohibits Nevada corporations from engaging in any “combination” with an “interested stockholder” for a period of two years following the date that the stockholder became an “interested stockholder” unless prior to that time the Board of Directors of the corporation approved either the “combination” or the transaction which resulted in the stockholder becoming an “interested stockholder.”

Each of the foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

4